Exhibit 99
Lyle R. Knight
President & Chief Executive Officer
406/255-5326
email: lyle.knight@fib.com
August 17, 2009
To Our Shareholders,
Today, we received notification from our independent appraiser that the minority appraised value of our common stock, as of June 30, 2009, is $60.00 per share. Beginning today, August 17, 2009 and continuing through the close of business on Monday, August 31, 2009, we will receive requests from existing shareholders who desire to sell their shares of common stock to the Company at the price of $60.00 per share.
If you desire to make a redemption request, please contact Amy Anderson, Assistant Corporate Secretary, tel: (406) 255-5320, fax: (406) 255-5350, email: amy.anderson@fib.com, and notify her in writing of your name (as reflected on your stock certificate) and the number of shares you desire the Company to repurchase. Written requests must be received by Ms. Anderson prior to 5:00 p.m. on Monday, August 31, 2009. Please note the foregoing applies to shares of common stock held by shareholders outside of the Company’s 401(k) retirement plan. For shares held inside the Company’s 401(k) retirement plan, the same dates and times are applicable, but please contact Becky Achten, ERISA Specialist, tel: (406)255-5243, fax: (406) 255-5213, e-mail: becky.achten@fib.com.
If you make a redemption request, please keep in mind that the Company may not purchase your shares. The Company has no obligation under any Shareholder Agreement or by contract, policy or otherwise to repurchase any outstanding shares of common stock and we are subject to various limitations on the amount of common stock we may repurchase under covenants contained in our debt instruments. Moreover, applicable banking laws and regulations, together with prudent capital management policies and decisions, may also limit stock redemptions.
As indicated in my prior letters, our goal is to ensure the long-term success of the Company. As we address one of the most challenging economic and banking environments in history, our goal is to continue building on the growth and strengths we have experienced for many years. We continue to remain profitable as demonstrated by our recently announced second quarter 2009 operating results. It is also important to note we have been recognized as a “well capitalized” bank holding company throughout our history. Our goal is to maintain this status.
After the close of the window period on August 31, 2009, our Board of Directors (or the Executive Committee thereof acting on behalf of the Board of Directors) will make a determination regarding the stock repurchases, if any, the Company will make. In its determination, the Board will take into account the number of shares requested for redemption, our existing liquidity and capital resources, prevailing market and banking industry conditions, future capital needs and various other factors. The Company has targeted the sum of $2.5 million to be used for stock repurchases in this current window period. However, this amount may change and is subject to the discretion of the Board. We anticipate the Board will render its determination within five business days following the close of the window period, and will then communicate to those shareholders who made a request the details of the repurchase, if any, including the effects of any waiver by the Company to repurchase shares under any applicable Shareholder Agreement and any potential pro rata or other applicable provision in the event the number of requested shares exceeds the dollar amount available for redemptions.
Please remember that neither the Board of Directors nor the Company or management makes any recommendation to shareholders as to whether to sell or buy shares of our common stock. As has been the case historically, shareholders must make their own decisions whether to sell or buy stock, taking into account applicable investment, tax and other individual considerations.
As a reminder to those employees holding FIBS stock options, the quarterly two-week window period applicable to stock repurchases will also apply if mature shares are utilized in a “cashless” exercise. Therefore, although stock option holders may exercise their vested stock options at any time, they will only be able to use already owned shares in a cashless exercise during the window periods. Unlike stock redemptions, however, cashless exercises made during a window period will not require the delivery of a request beforehand and may be affected without waiting until the end of the window period.
If you are considering making a stock repurchase request, you should review our recent SEC filings before making any decision. These filings may be found on our website at www.firstinterstatebank.com/about/sec_filings.php and on the SEC’s website at www.sec.gov.
Notwithstanding difficult and uncertain economic times, we remain optimistic about our long-term performance. We appreciate your support as shareholders.

Sincerely,
/s/ LYLE R. KNIGHT
PO Box 30918 . Billings, MT . 59116-0918 . (406)255-5390
www.firstinterstatebank.com